UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                             SZM Distributors, Inc.
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                                (Name of Issuer)
                                  COMMON STOCK
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                         (Title of Class of Securities)
                                   785127 10 1
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                                 (CUSIP Number)
          NICOLE SHERMAN, 5944 EAST NAPLES PLAZA, LONG BEACH, CA 90803
                                 (562) 433-8070
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                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)
                                NOVEMBER 13, 2003
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             (Date of Event which Requires Filing of this Statement)



         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [   ]    Rule 13d-1(b)
         [   ]    Rule 13d-1(c)
         [ x ]    Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.
-----------
785127 10 1
-----------
--------------------------------------------------------------------------------
                  1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
                           NICOLE SHERMAN
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                 2.        Check the Appropriate Box if a Member of a Group
                          (See Instructions)
                      (a)
                           -----------------------------------------------------
                      (b)
                           -----------------------------------------------------
                 3.        SEC Use Only

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                 4.        Citizenship or Place of Organization    U.S.
                                                                -------
--------------------------------------------------------------------------------

Number of        5.        Sole Voting Power   10,000
                                             -----------------------------------
Shares                     -----------------------------------------------------
                 6.        Shared Voting Power
Beneficially                                 -----------------------------------
                           -----------------------------------------------------
Owned by
                 7.        Sole Dispositive Power   10,000
Each                                            --------------------------------
                           -----------------------------------------------------
Reporting
                 8.        Shares Dispositive Power
Person                                              ----------------------------
                           -----------------------------------------------------
With
                 9.        Aggregate Amount Beneficially Owned by Each Reporting
                           Person  10,000
                                   --------
--------------------------------------------------------------------------------

                 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

                 11.       Percent of Class Represented by Amount in Row (9)
                           0.0002%
                           ----------
--------------------------------------------------------------------------------
                 12.       Type of Reporting Person (See Instructions)
                           IN
                           ---
--------------------------------------------------------------------------------

ITEM 1.
-------

(a)        Name of Issuer:                             SZM Distributors, Inc.

(b)        Address of Issuer's Principal Executive     5944 East Naples Plaza
           Offices:                                    Long Beach, CA 90803

ITEM 2.
-------

(a)        Name of Person Filing:                      Nicole Sherman

(b)        Address of Principal Business Office,   or  5944 East Naples Plaza
           if none, Residence:                         Long Beach, CA 90803

(c)        Citizenship                                 US

(D)        TITLE AND CLASS OF SECURITIES:              COMMON STOCK

(E)        CUSIP NUMBER:                               785127 10 1


ITEM 3.
-------

IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR
(C), CHECK WHETHER THE PERSON FILING IS A:


  (a)  [   ]    Broker or dealer registered under section 15 of the Act
                (15 U.S.C. 78o).


  (b)  [   ]    Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).


  (c)  [   ]    Insurance company as defined in section 3(a)(19) of the Act
                (15 U.S.C. 78c).


  (d)  [   ]    Investment company registered under section 8 of the Investment
                Company Act of 1940 (15 U.S.C 80a-8).


  (e)  [   ]    An investment adviser in accordance withss.240.13d-1(b)(1)(ii)
                (E);


  (f)  [   ]    An employee benefit plan or endowment fund in accordance
                withss.240.13d-1(b)(1)(ii)(F);


  (g)  [   ]    A parent holding company or control person in accordance
                withss.240.13d-1(b)(1)(ii)(G);


  (h)  [   ]    A savings associations as defined in Section 3(b) of the Federal
                Deposit Insurance Act (12 U.S.C. 1813);


  (i)  [ ]      A church plan that is excluded from the definition of an
                investment company under section 3(c)(14) of the Investment
                Company Act of 1940 (15 U.S.C. 80a-3);

  (j)  [   ]    Group, in accordance withss.240.13d-1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP
------------------

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)Amount beneficially owned: 10,000.
                             ---------

(b)Percent of class:   0.0002%.
                    ------------------


(c)Number of shares as to which the person has:


         (i) Sole power to vote or to direct the vote    10,000   .
                                                        -----------


         (ii)Shared power to vote or to direct the vote                 .
                                                       ------------------

         (iii) Sole power to dispose or to direct the disposition of  10,000 .
                                                                    ----------

         (iv)Shared power to dispose or to direct the disposition of           .
                                                                    ------------
ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
-----------------------------------------------------

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ x ].

ITEM 6.OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
-----------------------------------------------------------------------

Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.
-------------------------------------------------------------------------------

Not applicable.


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
-----------------------------------------------------------------

Not applicable.


ITEM 9. NOTICE OF DISSOLUTION OF GROUP
--------------------------------------

Not applicable.


ITEM 10. CERTIFICATION
----------------------

Not applicable.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                November 14, 2003
                          -----------------------------
                                      Date

                               /s/ Nicole Sherman
                        --------------------------------
                                    Signature


                   Nicole Sherman / Former Officer & Director
                 ----------------------------------------------
                                   Name/Title


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

 Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations
                              (See 18 U.S.C. 1001)